Exhibit 10.4

FORM OF
INTERNATIONAL FLAVORS & FRAGRANCES INC.
LONG-TERM INCENTIVE PLAN (“LTIP”) AWARD AGREEMENT (the “LTIP AWARD AGREEMENT”)
LTIP CYCLE [201X-201X] [CYCLE XXX]

Participant: [NAME]                                    Job Level: [#]
Organization Unit/Location: [ORG. UNIT/LOCATION]                Position: [POSITION]
This LTIP Award Agreement, dated as of [X, 201X] (the “Date of Grant”), is made by and between International Flavors & Fragrances Inc., a New York Corporation, including its affiliates (the “Company”) and [NAME OF PARTICIPANT] (the “Participant”) under the International Flavors & Fragrances Inc. 2015 Stock Award and Incentive Plan, as it may be amended from time to time (the “Plan”). The Participant is hereby granted a Long-Term Incentive Award, as described below (the “LTIP Award”), subject to the Participant’s acceptance of the attached LTIP Terms and Conditions and the Plan, both of which are made a part hereof and are incorporated herein by reference.

Participant Information			LTIP Award Information
Base Salary	LTIP Target	Performance Metrics	Price of a share of Common Stock for Determining Number of shares of Common Stock at Target*	Performance Cycle	Payment of LTIP Award
[Insert Base Salary]	[Target Amount], representing [x%] of Base Salary	Actual LTIP Award payouts are based on achievement of the results against the Performance Metrics and Weightings below.	[INSERT SHARE PRICE] *20-day trailing average price of a share of Common Stock as of the first trading day of the Performance Cycle	[January 1, 201X]-[December 31, 201X]	Payments are made in the year following the last day of the Performance Cycle [XXX] at the discretion of the Committee. The cash portion will be paid in the applicable local currency.

Performance Segments; Performance Metrics; LTIP Award Amounts at Target	Performance Segment	Proration**	LTIP Award Amounts at Target		Performance Metrics
			Cash Target	Shares of Common Stock Target	EP*** Metric	TSR*** Metric
	Year 1: 201X	100%	$[X]	[# of shares of Common Stock]	50%	50%
	Year 2: 201X	100%	$[X]	[# of shares of Common Stock]	50%	50%
	Year 3: 201X	100%	$[X]	[# of shares of Common Stock]	50%	50%
	Cumulative 201X-201X	100%	$[X]	[# of shares of Common Stock]	0%	100%
	Total Performance Cycle		$[X]	[# of shares of Common Stock]
** Based on Participant’s Employment start date of [DATE]
*** As defined in, and subject to, the attached LTIP Terms and Conditions and the terms of the Plan
BY ELECTRONICALLY ACCEPTING THIS LTIP AWARD, PARTICIPANT AGREES TO BE BOUND BY THE PROVISIONS OF THE PLAN, THIS LTIP AWARD AGREEMENT AND THE LTIP TERMS AND CONDITIONS. THE PARTICIPANT HAS REVIEWED THE PLAN, THE LTIP AWARD AGREEMENT AND THE LTIP TERMS AND CONDITIONS IN THEIR ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE LTIP AWARD AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THE PLAN, THIS LTIP AWARD AGREEMENT AND THE LTIP TERMS AND CONDITIONS. THE PARTICIPANT HAS BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE U.S. PROSPECTUS FOR THE PLAN AND THE TAX SUPPLEMENT TO THE U.S. PROSPECTUS FOR PARTICIPANT'S COUNTRY OF EMPLOYMENT. PARTICIPANT HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE ARISING UNDER THE PLAN, THE LTIP AWARD AGREEMENT OR THE LTIP TERMS AND CONDITIONS.

[ ] I ACCEPT

INTERNATIONAL FLAVORS & FRAGRANCES INC.
LONG-TERM INCENTIVE PLAN AWARD AGREEMENT
TERMS AND CONDITIONS (the “LTIP TERMS AND CONDITIONS”)

These LTIP Terms and Conditions are a part of each LTIP Award Agreement made under the Plan, which Plan is hereby incorporated by reference.

Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan. In the event of any conflict between the provisions of these LTIP Terms and Conditions and the Plan, the provisions of the Plan shall govern.

1.
Amount of LTIP Award. As of the Date of Grant, the Participant shall be eligible to receive an LTIP Award in the amount of the LTIP Target set forth on the first page of the LTIP Award Agreement, as such amount may be adjusted as described in Section 5 below.

2.
Eligibility for LTIP Award. A Participant’s eligibility for an LTIP Award in one Performance Cycle does not guarantee eligibility of the Participant for another LTIP Award in a subsequent Performance Cycle.

3.
Payment of the LTIP Award. The LTIP Award provides the Participant with an opportunity to receive a single LTIP Award payout, comprising two separate payments, one in cash and one in shares of Common Stock (collectively, the “LTIP Award Payment”) if the Company achieves one or more satisfactory levels of performance (each a “Performance Achievement Level”) in respect of one or more metrics (each a “Performance Metric”) specified by the Committee, as provided hereunder. Performance Metrics must be met over discrete periods of time (each a “Performance Segment”) within or over a multi-year performance period (a “Performance Cycle”), as specified in the LTIP Award Agreement. Any LTIP Award Payment will be made in accordance with the attached LTIP Award Agreement. All LTIP Awards payable in cash will be paid in the applicable local currency. Except as provided in Section[s] 9 [and 10] below, a Participant must remain Employed by the Company continuously from the Date of Grant of the LTIP Award through the date the LTIP Award Payment is made. Accordingly, there is no partial payout for LTIP Awards, except as provided in Section[s] 9 [and 10] below.

4.
LTIP Target. The attached LTIP Award Agreement specifies the Participant’s Long-Term Incentive Plan Target Award (the “LTIP Target”). The LTIP Target provides the Participant with an opportunity to receive an LTIP Award Payment in an amount equal to the LTIP Target. However, the actual LTIP Award Payment may be more or less than the LTIP Target, depending on the performance of the Company during the Performance Segments, as described further below and in Section 5:

a.
The LTIP Target is first divided equally among the four Performance Segments: (i) Year 1, (ii) Year 2, (iii) Year 3 and (iv) Cumulative Performance Segment, each of which is weighted 25% when determining the LTIP Award Payment; and

b.
The LTIP Target for a Performance Segment is then divided equally among the Performance Metrics for each Performance Segment, where each Performance Segment is weighted 50% between EP (as defined below) and TSR (as defined below) during Years One, Two and Three of the Performance Cycle and 100% TSR for the Cumulative Performance Segment; and

c.
The LTIP Target for each Performance Metric in a Performance Segment is then divided equally between an opportunity to receive an LTIP Award Payment in the form of cash and an opportunity to receive an LTIP Award Payment in the form of shares of Common Stock.

Except as otherwise provided on the attached LTIP Award Agreement, the target number of shares of Common Stock available at LTIP Target for a Performance Metric in a Performance Segment shall be determined, as of the Grant Date, by taking (x) the dollar amount allocated to the Common Stock portion of the LTIP Target for the Performance Metric, and dividing it by (y) the price of a share of Common Stock specified on the attached LTIP Award Agreement.

5.
Achievement of Performance Achievement Levels. The Committee shall specify the Performance Achievement Levels for each Performance Segment that will provide an LTIP Award Payment at LTIP Target. Specific values for Threshold, Target and Maximum (each, as described below) Performance Achievement Levels shall be set for each Performance Segment at the beginning of each Performance Segment by the Company when its budgets and other incentive targets are approved the Company’s Board of Directors. If 100% of the Performance Achievement Levels are achieved for a Performance Segment (the “Target”), the LTIP Award shall be equal to the LTIP Target for such Performance Segment; if the “Threshold” amount of the Performance Achievement Levels are achieved for the Performance Segment, the LTIP Award for such Performance Segment shall be equal to 25% of the LTIP Target for such Performance Segment; and if the “Maximum” amount of the Performance Achievement Levels are achieved for a Performance Segment, the LTIP Award for such Performance Segment shall be equal to 200% of the LTIP Target for such Performance Segment.  If less than the Threshold is met, the LTIP Award shall be $0.  If in a Performance Segment the actual performance is above the Threshold, but below the Target, or above the Target but below the Maximum, the LTIP Award Payment for such Performance Segment shall be adjusted on a pro rata basis by the actual Performance Achievement Levels.  In no event shall the LTIP Award Payment for any Performance Segment be more than 200% of the LTIP Target for such Performance Segment.

6.	Performance Metrics.

a.
The Committee has established Internal Economic Profit (“EP”) and External Total Shareholder Return (“TSR”) against the S&P 500 as the financial metrics for measuring Company performance for the Performance Segments. EP measures operating profitability after considering (i) the Company’s operating profit, (ii) the Company’s income taxes and (iii) a charge for the capital employed in the business. TSR is calculated by measuring the change in the market price of a share of Common Stock plus dividends paid (assuming the dividends are reinvested) for the Company and the S&P 500 companies over each Performance Segment. The market price for purposes of calculating the TSR of the Company and the S&P 500 for each Performance Segment is determined based on the average closing price per share of Common Stock over the period of 20 consecutive trading days preceding the last day of such Performance Segment.

b.
The Performance Achievement Level for a Performance Segment that is a calendar year shall be set by the Committee on or before March 31 of each such year. The Performance Achievement Level for a Performance Segment that is greater than a calendar year shall be set by the Committee on or before March 31 of the first calendar year for the Performance Segment.

c.
Notwithstanding the attached LTIP Award Agreement, (i) for a Performance Segment that is a calendar year, the Committee may change the Performance Metrics for the Performance Segment on or before March 31 of such year; and (ii) for a Performance Segment that is greater than a calendar year, the Committee may change the Performance Metrics for the Performance Segment on or before March 31 of the first calendar year of the Performance Segment.

7.
Notional Account Credits. The portion of the LTIP Award attributable to the achievement of a Performance Metric at or above the Threshold during a Performance Segment prior to the LTIP Award Payment date will be credited to a notional bookkeeping account maintained by the

Company until payout of the LTIP Award as provided herein. Shares of Common Stock do not have voting rights until payout. Shares of Common Stock do not pay dividends until vested.

8.
Mid-Year Entrants. For Participants entering the LTIP after January 1 of a Performance Segment, LTIP Awards shall be pro-rated based on the number of days in the Performance Segment that the Participant is Employed by the Company as compared to the number of days in the Performance Segment.

9.
Termination of Employment or Leave of Absence. A Participant’s rights under the LTIP Award following termination of Employment or leave of absence shall be determined in accordance with the following provisions.

a.
Involuntary and Good Reason Termination: (i) if the Participant is involuntarily terminated without Cause (as defined in the Plan) by the Company, or, if applicable, the Participant terminates for Good Reason (as defined in the Plan), the Participant’s LTIP Award will be calculated as provided above and pro-rated based on the number of days in the Performance Segment through the Participant’s separation from service (as defined under Section 409A of the Code), as compared to the total number of days in the Performance Segment, and payment will be made on the normally scheduled payout date for the respective Performance Cycle; and (ii) if the Participant is terminated for Cause (as defined in Plan) at any time during a single fiscal year (a “Plan Year”), the Participant will not be entitled to any portion of an LTIP Award.

b.
Voluntary Termination (if applicable, other than for Good Reason): If the Participant voluntarily terminates Employment at any time during a Plan Year, or prior to payment of an LTIP Award for a Plan Year, the Participant will not be entitled to receive any portion of an LTIP Award.

c.
Early Retirement, Normal Retirement, Death and Disability: LTIP Awards, if any, are pro-rated based on the number of days in the Performance Segment through the separation from service due to Early Retirement, Normal Retirement, death or Disability as compared to the total number of days in the Performance Segment and payment is made on the normally scheduled payout date for the respective Performance Cycle.

d.
Leave of Absence: If a Participant is not in active Employment for any portion of the Plan Year as a result of a paid or unpaid leave of absence, the amount of any LTIP Award may be further adjusted, subject to local legal requirements and applicable Company policies that govern leaves of absence.

10.
Change in Control. [Except as otherwise provided below], in the event the Company undergoes a “Change in Control” (as defined in the Plan), LTIP Awards shall be treated as provided for in Section 11 of the Plan or the ESP, if applicable.

a.
[In the event the Participant’s Employment with the Company or a successor company is terminated within 2 years following a Change in Control by the Company (or successor company) without Cause and the Participant is designated by the Company as grade level 7 as of the date of the Change in Control,

i.
For each Performance Segment that ends prior to the date of the Participant’s separation from service, the Participant shall receive an LTIP Award Payment equal to the LTIP Award Payment, if any, the Participant would have been entitled to receive for such Performance Segment had the Participant not separated from service, determined in accordance with Sections 5 and 6 of this LTIP Award Agreement; and

ii.
For each Performance Segment in which the Participant’s separation from service occurs, the Participant shall receive an LTIP Award Payment equal to the product of (x) the Participant’s LTIP Target for the Performance Segment during which the Participant’s separation from service occurred and (y) a fraction, the numerator of which is the number of days during the Performance Segment preceding the date of the Participant’s separation from service and the denominator of which is the total number of days in the Performance Segment, with each of (i) and (ii) payable within 15 days following the date of the Participant’s separation from service, subject to the Participant’s execution of a release of claims and such other documentation as reasonably requested by the Company and such release becoming effective, enforceable and irrevocable.]

11.
Clawback and Recoupment Provisions. Notwithstanding anything herein to the contrary, both cash payments and shares of Common Stock paid or payable in connection with an LTIP Award shall be subject to the clawback, recoupment and forfeiture provisions of Section 32 of the Plan and Section 9 of the ESP, if applicable. By acknowledging the LTIP Award Agreement, the Participant acknowledges that any and all LTIP Awards previously granted to the Participant prior to the Grant Date, and any other cash or shares of Common Stock provided to the Participant following the Grant Date under the LTIP or otherwise under the Plan, are subject to the provisions of Section 32 of the Plan and Section 9 of the ESP, as applicable.

12.
Limits on Transfers of Awards. Except as provided by the Committee, no LTIP Award and no right under any LTIP Award, shall be assignable, alienable, saleable, or transferable by a Participant other than by will or by the laws of descent and distribution in accordance with Section 23 of the Plan.

13.	Administration.

a.
Administration. The Board has delegated administrative authority to the Committee and the LTIP shall be administered by the Committee or a subset of the Committee that satisfies the requirements of Section 162(m) of the Code with respect to any Performance-Based Award.

b.
Powers and Duties. The Committee shall have sole discretion and authority to make any and all determinations necessary or advisable for administration of the LTIP and may adopt, amend or revoke any rule or regulation established for the proper administration of the LTIP. The Committee shall have the ability to modify the LTIP provisions, to the extent necessary, or delegate such authority, to accommodate any changes in law or regulations in jurisdictions in which Participants will receive LTIP Awards. The Committee will review and approve the Performance Metrics established at the beginning of each Plan Year and review and approve LTIP Award Payments. All interpretations, decisions, or determinations made by the Committee pursuant to the LTIP shall be final and conclusive.

14.
Amendment; Termination of the LTIP. The Committee has the right to revise, modify, or terminate the LTIP in whole or in part at any time or for any reason, and the right to modify any LTIP Award amount in accordance with Section 31 of the Plan.

15.
Tax Liability and Withholding. The Participant shall be responsible for any tax liability that may arise as a result of the payments contemplated by an LTIP Award or these LTIP Terms and Conditions in accordance with Section 20 of the Plan. The Participant acknowledges the Company is authorized to withhold taxes due, or potentially payable in connection with any LTIP Award Payment in accordance with Section 20 of the Plan. Further, the Participant agrees to any deduction or setoff by the Company as provided under Section 26 of the Plan.

16.
Severability; Survival of Terms. Should any provision of an LTIP Award or these LTIP Terms and Conditions be held by a court of competent jurisdiction to be unenforceable, such holding shall not affect the validity of the remainder of the LTIP Award or these LTIP Terms and Conditions. These LTIP Terms and Conditions shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

17.
Entire Agreement. These LTIP Terms and Conditions, the LTIP Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

18.	Non U.S. Residents. Rights and restrictions for Participants residing in foreign countries may differ and shall be based on applicable foreign law and will be governed by Section 33 of the Plan.

19.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to an LTIP Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

20.
Governing Law. These LTIP Terms and Conditions and the attached LTIP Award Agreement shall be governed by and construed according to the laws of the State of New York and of the United States without regard to principles of conflict of law.

21.
Consent for Data Transfer. By accepting this LTIP Award Agreement, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described herein, including for the purpose of managing and administering the Plan, certain personal information, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, and details of all options or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in Participant’s favor (“Data”). The Company and/or its affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Plan and may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on Participant's behalf to a broker or other third party with whom Participant may elect to deposit any shares of Common Stock acquired pursuant to the Plan. A Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Participant's ability to participate in the Plan.

22.
Notices. Any notice required or permitted to be given under these LTIP Terms and Conditions or the LTIP Award Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

International Flavors & Fragrances Inc.
521 W. 57th Street
New York, New York 10019
Attn: Chief Human Resources Officer

If to the Participant:

To the last address delivered to the Company by the Participant in the manner set forth herein.